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                                                                   EXHIBIT 99(a)

                                         CONTACT:
                                         --------


                                         For EDS:
                                         Jeff Baum
                                         (+1) (972) 797-9495
                                         jeffrey.baum@eds.com
                                         --------------------

                                         For UGS:
                                         Jim Phelan
                                         (+1) (314) 344-5290
                                         jim.phelan@ugs.com
                                         ------------------

                                         For SDRC:
                                         Bill Carrelli
                                         (+1) (513) 576 - 2400

For Release 3:05 PM CDT, Wednesday, May 23, 2001

EDS To Acquire SDRC; Intends To Take Unigraphics Private; Creates Leader in Software for Digitized Product Development

New EDS Line Of Business Will Have $1 Billion In Annual Revenues

     PLANO, Texas, MILFORD, Ohio and CYPRESS, Calif. -- EDS today announced an agreement to purchase Structural Dynamics Research Corporation (SDRC) for approximately $950 million in cash, or $25.00 a share.

     Concurrent with the SDRC purchase, EDS will offer to buy the 14 percent of its Unigraphics Solutions (UGS) subsidiary that is publicly held. The offer to the shareholders of UGS contemplates a price of $27.00 a share, or about $170 million in total.

     The two organizations have complementary product sets. Together they provide the most comprehensive digital Product Lifecycle Management (PLM) software and services in the industry. PLM offerings digitally produce and share product planning, design, manufacturing and distribution information for collaboration via local networks and the Internet.

     Both companies would be combined under the UGS name to become EDS' fifth line of business. Tony Affuso, current UGS president and CEO, would become president of the new line of business. UGS would be a leader in digitized PLM, with more than $1 billion in annual revenues.

     "In the last 24 months, we have seen the beginning of a network-based revolution in the way products are designed, developed and manufactured," said Dick Brown, EDS chairman and CEO. "UGS has given us a window on this change and on the emergence of product lifecycle management, where digitized information is shared instantly and globally. Now is the time to move quickly and decisively to capture opportunities in this space."

     Brown noted the SDRC acquisition would bring EDS 7,000 clients, 85 percent of whom are new to EDS, and greatly expand relationships with companies including Ford, Mazda, Honeywell, Nissan and Nokia.

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     "Most importantly, we gain substantial software capability in a rapidly emerging market with significant `pull-through' revenue opportunity for our services," Brown said.

     The combination of the two companies would create a new EDS line of business with:

     - A leadership position in digitized Product Lifecycle Management. The PLM market is estimated at $18 billion in 2001 and UGS projects 16 - 20 percent per year growth over the next five years.

     - Market leadership in collaborative product commerce offerings for the key automotive and aerospace industries.

     - A deep product portfolio spanning all PLM segments: collaborative product commerce, product data management, e-manufacturing and mechanical computer aided design.

     - Accelerated development of Internet collaborative commerce offerings for a variety of vertical industry segments.

     "UGS is a double-digit growth business in one of the most promising markets in the digital economy," said Paul Chiapparone, EDS executive vice president of operations and chairman of UGS. "These transactions give EDS the portfolio of products and services for increased opportunities in consulting and systems integration. Moreover, they build on EDS' capabilities in key industries, making us the leading provider of total product lifecycle management solutions and services in the automotive and aerospace segments."

     The SDRC acquisition and the UGS share purchase are expected to be slightly dilutive in Q4 2001 and for 2002. The company also expects to take a modest one-time charge for purchased in-process research and development in the quarter when the SDRC acquisition closes. Under recently proposed acquisition accounting standards the acquisition and share purchase would be neutral to EDS earnings in 2001 and accretive thereafter.

     Both transactions are expected to close by end of the third quarter, pending applicable U.S. and foreign regulatory clearance.

     "UGS has always focused on providing customer value and delivering on our promises," said Tony Affuso, president and CEO of UGS. "Our first priority is to protect our customers' investment and to support their existing requirements. In addition, the new UGS is now in a very strong position to deliver digitized product lifecycle management solutions to ensure our customers are on the leading edge in creating next-generation products at Internet speed."

     SDRC, based in Milford, Ohio, is a leader in collaborative product management software. Its software enables manufacturers to collaborate on product design over the Internet, speeding time-to-market, reducing development costs and enabling "virtual" teams to operate across oceans, continents and time-zones. The company offers software and services in mechanical design, product data management, and business integration.

     "We are excited about the opportunity to be a part of the new, market-leading UGS organization," said William Weyand, SDRC chairman and CEO. "As part of EDS and the new UGS, our customers can look forward to a next generation collaborative software suite and consultative support unequaled in the industry."

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     SDRC is the world leader in product data management solutions with over
400,000 seats of its Metaphase software deployed by industry leaders in aerospace and automotive. SDRC had revenues of $452 million in 2000 and $113 million in the first quarter of 2001, is a global business with locations in 22 countries and 2,500 employees.

     UGS, which is headquartered in Cypress, California, had revenues of $526 million in 2000 and operating income of $72.9 million. In the first quarter of 2001, UGS had revenues of $136.4 million and operating income of $19.9 million. UGS (then known as Unigraphics) was purchased from McDonnell Douglas by EDS in 1991 and taken public in 1998.

     The SDRC acquisition is structured as a merger that will be conditioned upon, among other things, approval by two-thirds of SDRC's stockholders, regulatory approvals and other customary conditions.

     EDS' proposal with respect to UGS is for the acquisition of the publicly held shares in UGS by means of a cash tender offer. The UGS Board of Directors has appointed a special committee of independent directors to evaluate the terms of the EDS offer on behalf of the minority shareholders and acquisition will occur only after an agreement to acquire the remainder of the equity in UGS.

About EDS

     EDS, the leading global services company, provides strategy, implementation and hosting for clients managing the business and technology complexities of the digital economy. EDS brings together the world's best technologies to address critical client business imperatives. It helps clients eliminate boundaries, collaborate in new ways, establish their customers' trust and continuously seek improvement. EDS, with its management consulting subsidiary, A.T. Kearney, serves the world's leading companies and governments in 55 countries. EDS reported revenues of $19.2 billion in 2000. The company's stock is traded on the New York Stock Exchange (NYSE: EDS) and the London Stock Exchange. Learn more at www.eds.com.
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About UGS

     UGS (NYSE: UGS) is one of the most successful software and services companies, dedicated to helping manufacturers optimize their product lifecycle process. UGS' rich heritage and financial strength have been established by consistently providing the industry's best product development applications for over 25 years. Today, UGS is distinguished as the leading supplier of Internet-based product life cycle collaboration solutions as well as the company that is creating the de facto industry standards for the digital product. With offices in over 30 countries around the globe, UGS is the vendor of choice for open solutions that seamlessly weave into any environment and create unprecedented value for the world's most demanding customers. In addition, UGS is the first company in its industry to earn the ISO 9001/TickIT certification. For more information please contact UGS at (800) 498-5351 or via the World Wide Web at http://www.ugs.com.

About SDRC

     SDRC (Structural Dynamics Research Corporation), with headquarters in Ohio, provides software solutions and services that propel manufacturers to increased business competitiveness through the development of a web-based, collaborative environment for product development. SDRC employs more than 2,500 people worldwide, with 64 offices in 18 countries throughout North America, Europe, and Asia/Pacific.

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Other Important Information:

     SDRC will be filing, and investors are urged to read carefully, a proxy statement and other relevant documents concerning its merger with EDS with the SEC. Information concerning the identity of SDRC's directors and executive officers and the beneficial ownership of SDRC's Common Stock by these individuals in the transactions contemplated by this announcement will be included in the proxy statement. After it is cleared by the SEC, the proxy statement will be available free of charge on the SEC's web site (www.sec.gov) or from SDRC's office of investor relations. You can call SDRC at (513) 576-2400, or write to SDRC at 2000 Eastman Drive, Milford, Ohio 45150, Attn:
Investor Relations, for a free copy.

     The tender offer described in this announcement for the outstanding shares of UGS common stock has not yet commenced. If a tender offer commences, EDS will file a tender offer statement with the SEC. UGS stockholders should read the tender offer documents if and when they become available because they will contain important information about the tender offer.
     You can obtain a tender offer statement, and other documents that are filed with the SEC, for free when they are available on the SEC's web site.
     Also, if you call or write EDS, we will send you the tender document offer documents when they are available. You can call EDS at 1- (972) 605-6660, or write to us at EDS, 5400 Legacy Drive, Plano, Texas 75024-3199, Attn:
     Investor Relations.

     The statements in this news release that are not historical statements, including statements regarding the economic impact to EDS of this transaction and future growth of the acquired business, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, including relating to exchange rates, many of which are beyond EDS' control, which could cause actual results to differ materially from such statements. For information concerning certain of these risks and uncertainties, see EDS' most recent Form 10-Q. EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

     UGS, Unigraphics Solutions, Parasolid, Solid Edge, Unigraphics, ProductVision, iMAN, GRIP, managedServices, EAI, FactoryCAD, FactoryFlow, Sense8, VisFactory, VisConcept, VisConference, VisMockup, VisProducts, VisVSA, VSA, e-Vis, LightningStart and RAPIDiMAN are trademarks, registered trademarks or service marks of Unigraphics Solutions, Inc. All other trademarks, registered trademarks or service marks belong to their respective holders. The information within is subject to change without notice and does not represent a commitment on the part of UGS.

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Conference Call

EDS and will hold conference call with the investment community to discuss today's announcement. The public is invited to participate on a listen-only basis.

The EDS call will be at 4:00 p.m. US CDT.
Dial-in and replay numbers are as follows:
U.S.: 1-800-559-9370
Intl: 1-847-619-6368
Replay numbers available for 48 hours:
U.S.: 1-888-843-8996  Passcode: 4114358
Intl: 1-630-652-3044  Passcode: 4114358

The call will be webcast at www.eds.com.
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